SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8-K


Current Report Under to Section 13 or 15(d) of
The Securities Exchange Act of 1934


Date of Report (date of earliest event reported):  April 23, 1996
Commission File Number:  1-10013


             Larson Davis Incorporated
(Exact Name of Registrant as Specified in its Charter)

           Nevada                             87-0429944
(State or other jurisdiction of             (IRS Employer
incorporation or organization)            Identification No.)

    1681 West 820 North, Provo, Utah               84601
(Address of Principal Executive Offices)         (Zip Code)

Registrant's Telephone Number, Including Area Code:
(801) 375-0177

(Former name, former address, and formal fiscal year, if changed since last report)



Page 1 of 7 consecutively numbered pages, including exhibits.


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ITEM 5.  OTHER EVENTS

Warrant Amendment

Larson Davis Incorporated (the "Company") has negotiated an amendment to its Agreement dated March 6, 1996 (the "Warrant Agreement"), with the holders of its outstanding warrants (the "Warrant Holders"). Previously, the Warrant Holders were obligated to exercise warrants with an aggregate exercise price of $2,000,000 on or before May 6, 1995, and warrants with an aggregate exercise price of $1,250,000 on or before June 20, 1996, in order for (i) the exercise price of such warrants to be reduced from $4.50 per share to $3.25 per share and (ii) the Warrant Holders to receive additional warrants to acquire an aggregate of 1,000,000 shares at $3.25 per share in place of the issuance of warrants to acquire a similar number of shares with an exercise price of $5.75 per share. The Company has now agreed to the reduction in the exercise price of the currently outstanding options to $3.25 per share and to the issuance of additional warrants at $3.25 per share as set forth above if it receives proceeds from the exercise of outstanding warrants of at least $1,562,500 by May 6, 1996, an additional $750,000 by June 6, 1996, an additional $625,000 by July 6, 1996, and an additional $312,500 by July 20, 1996, for aggregate gross proceeds of $3,250,000.

Under the terms of the amended Warrant Agreement, the Company will deliver certificates to the Warrant Holders exercising their warrants representing that number of shares calculated by dividing the gross proceeds received from the warrant exercise divided by $4.50 until such time as the Company has received all of the $3,250,000 in a timely fashion and will then deliver certificates to the Warrant Holders for the additional shares to which they would have been entitled if the exercise price would have been $3.25 per share from the beginning. On timely receipt of the $3,250,000, the Company will have an additional 1,000,000 shares of its common stock, par value $0.001 per share (the "Common Stock"), issued and outstanding. Such shares will be issued pursuant to a exemption from the registration requirements of federal and state securities laws and, consequently, the certificates representing the shares will bear a restrictive legend. However, the Company currently has an effective registration statement covering the resale of the Common Stock received on the exercise of the warrants by the Warrant Holders, and such shares may be sold into the trading market for the Common Stock of the Company pursuant to the Prospectus included in such registration statement.

Key Employees

In March 1996, the Company appointed William E. Hosker to its board of directors. Mr. Hosker has extensive experience in the chemical industry, both as a chemist and a corporate executive. Mr. Hosker has recently assumed the additional responsibility of serving as the Business Development Coordinator for the Company. In this role, Mr. Hosker will be responsible for identifying and developing potential strategic alliances and marketing contacts in the chemical analysis market that the Company has targeted for its emerging product line. Mr. Hosker is the principal of STAT Associates, Inc., a consulting firm that provides services to the Company, and it is anticipated that during the period such consulting agreement is in effect, Mr. Hosker will not receive additional compensation from the Company in connection with his services as Business Development Coordinator. Thereafter, it is anticipated that the Company and Mr. Hosker may negotiate a compensation package for any services he agrees to provide to the Company in the future.

The Company has also recently hired Alan Rockwood, Ph.D. and Ray West, Ph.D. to serve as Director of Research for Mass Spectrometry and Director of Marketing for the Sensar Division, respectively. In connection with his appointment, Dr. West received an option to acquire 25,000 shares of Common Stock at $5.25 per share, which will vest at 20% per year for each of the first five years he remains employed by the Company.

Dr. Rockwood received his Ph.D. in chemistry. Dr. Rockwood has over six years of experience as a Senior Research Scientist employed by Batelle at Pacific Northwest National Laboratory.
Dr. Rockwood holds several patents and served on the design team for the world's highest performing ion cyclotronic resonance mass spectrometer. Prior to his employment with Batelle, Dr. Rockwood worked with JOEL, a leading seller of electron microscopes. Dr. Rockwood's post-doctorate work included teaming with Dr. Jean Futrell, Chemistry Department Chair at the University of Delaware and former president of the American Society of Mass Spectrometry.

Ray West holds a Ph.D. in chemistry. Dr. West has over ten years of experience with Shell Chemical of Houston, Texas. While at Shell, Dr. West was responsible for product development in the Heat Cure Coatings Group with earlier experience in the Analytical Services Group performing chromatography and mass spectrometry functions. His responsibilities at Shell Chemical included client support and other strategic marketing related functions.


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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

The following exhibits are included as part of this report:

              SEC
Exhibit    Reference
Number       Number     Title of Document                        Page

   1           10       Form of Amendment to Warrant Agreement     5


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SIGNATURES

Pursuant to the requirements of section 13 or 15(d) of the Securities Exchange of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  April 25, 1996             LARSON DAVIS INCORPORATED


                                   By   /s/ Dan J. Johnson
                                     Dan J. Johnson, Vice-President
                                     Secretary/Treasurer
                                     (Principal Financial and
                                     Accounting Officer)